UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 7, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing  obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 7, 2009, Central European Media Enterprises Ltd. (the “Company”) entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”), with Deutsche Bank AG, London Branch (“Deutsche Bank”), pursuant to which Deutsche Bank will serve as the dealer manager for the Company’s tender offer (the “Tender Offer”), for up to the maximum aggregate principal amount of the Company’s 8.25% senior notes due 2012 (the “Notes”) that the Company can purchase for up to  Euro 75.0 million (approximately US$ 107.1 million)  at a purchase price per €1,000 principal amount of the Notes to be determined in accordance with a modified Dutch auction procedure.  Pursuant to the terms of the Dealer Manager Agreement, Deutsche Bank will, among other things, (i) notify holders of the Notes of the Tender Offer and present the related offer materials to such holders and (ii) advise the Company with respect to the Tender Offer.  The Company intends to finance the Tender Offer with the proceeds, if any, in excess of proceeds of Euro 127.5 million (approximately US$ 182.0 million) from the offering referred to in Item 8.01 below which will be used to repay certain of the Company’s indebtedness.

On September 7, 2009, the Company also entered into a Tender Agency Agreement (the “Tender Agency Agreement”) with Deutsche Bank and Deutsche Bank Luxembourg S.A. (collectively with Deutsche Bank, the “Tender Agents”) pursuant to which the Tender Agents will serve as the tender agents for the Tender Offer.  In such capacity, the Tender Agents will, among other things, distribute Tender Offer materials to requesting Note holders and coordinate tenders and payments to tendering holders tendering their Notes in the Tender Offer.

The Tender Offer is not being made to beneficial owners of notes who are located in the United States of America or are U.S. persons (within the meaning of Regulation S under the U.S. Securities Act of 1933) and will not be made directly or indirectly in, or by use of, U.S. mail or any U.S. means or instrumentality of U.S. interstate or foreign commerce or any facility of a U.S. national securities exchange. This includes, but is not limited to, facsimile transmission, electronic mail, telex, telephone and the internet. Accordingly, copies of the Tender Offer documents are not being mailed or otherwise transmitted or distributed in or into the United States of America. Any purported acceptance of the Tender Offer resulting directly or indirectly from a violation of these restrictions will be invalid. No money, securities or other consideration is being solicited from any U.S. persons, and if received from a U.S. person, will not be accepted.

Item 8.01.       Other Events

On September 7, 2009, the Company issued a news release announcing its plans to make a private placement of senior notes in the aggregate principal amount of Euro 150.0 million (approximately US$ 214.2 million).  A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

99.1           Press release of Central European Media Enterprises Ltd., dated September 7, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: September 8, 2009	/s/ David Sturgeon
David Sturgeon Deputy Chief Financial Officer